EXHIBIT 32.2

COPT DEFENSE PROPERTIES

CERTIFICATIONS REQUIRED BY

RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

In connection with the Quarterly Report on Form 10-Q of COPT Defense Properties (the “Company”) for the quarter ended September 30, 2025, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Anthony Mifsud, Executive Vice President and Chief Financial Officer of the Company, certify that to my knowledge:

(1)    The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)    The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President and Chief Financial Officer

Date:	November 4, 2025